Exhibit 10.20

June 7, 2010

Mr. Stacy Smith

345 Inverness Drive South

Building C, Suite 310

Englewood, CO 80112

Dear Stacy:

We are very excited that you have expressed an interest in joining the Board of Directors (the “Board”) of Gevo, Inc. (“Gevo”). Gevo has experienced tremendous growth and is ready to move to the next phase in its development. As we have discussed, we believe that your participation, insight and business acumen will be extremely helpful as we execute on our commercialization strategy. We know that you will be an invaluable addition to our team and we want you to be part of the Gevo story.

You will serve as a member of our Board. We are confident that your appointment will be approved by the Board and hope that you will join us as soon as possible.

The Board generally meets once per quarter but may meet more frequently as needed. The Board values and places a great deal of importance on director attendance and participation in Board meetings. However, we understand that on occasion scheduling conflicts may prevent a director from attending a particular meeting.

For your services as a director you will receive an annual retainer of $50,000 per year. As you know, we are in the process of preparing to file for an initial public offering (“IPO”). After joining our Board and before our IPO, Gevo will grant to you a one-time option to purchase Gevo common stock at market value and for the number of shares equal to $125,000 divided by $10.07 per share (the Gevo common stock price on the date of grant) which equals 12,413 shares that are fully vested. The option grant will be issued to you upon signing this letter.

If and when Gevo completes an IPO, for each year that you serve on the Board you will receive an annual grant of restricted stock and stock options in equal proportions and valued in the aggregate at $125,000 on the date of grant. This annual grant will be subject to a three-year vesting schedule.

Gevo will enter into an indemnification agreement with you in the same form approved for Gevo’s other directors. Gevo also maintains D&O insurance for your protection. Additional terms related to your directorship are attached hereto on Appendix A.

Please indicate that you accept this offer on the terms and conditions set forth herein by signing below. Feel free to call me if you have any questions or would like to discuss the terms of this offer.

We are excited by the prospects of you joining us and look forward to working with you.

Sincerely,
/s/ Patrick Gruber
Patrick Gruber on behalf of the Board of Directors of Gevo, Inc.

Agreed and accepted:

/s/ Stacy Smith
Stacy Smith

Date: 6/8/10

Appendix A

You agree to use Confidential Information (as defined below) only in the performance of your duties for Gevo. You will not disclose Confidential Information, directly or indirectly, at any time during or after your engagement by Gevo except to persons authorized by Gevo to receive this information. You will not use Confidential Information, directly or indirectly, at any time during or after your engagement by Gevo, for your personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of Gevo. You will take all action reasonably necessary to protect Confidential Information from being disclosed to anyone other than persons authorized by Gevo. When your engagement by Gevo terminates, you will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to Confidential Information.

As used in this letter, the term “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that Gevo is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to Gevo, its business, potential business, operations or finances, or the business of Gevo’s affiliates or customers that you have previously or may in the future develop or of which you may acquire knowledge during your engagement with Gevo, or from your colleagues during your engagement with Gevo.

You agree that during the period beginning on the initial date of your appointment and ending one (1) year after termination of your engagement with Gevo for any reason, you will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (i) do anything to divert or attempt to divert from Gevo any business of any kind, including, without limitation, solicit or interfere with any of Gevo’s customers, clients, members, business partners or suppliers, (ii) solicit, induce, recruit or encourage any person engaged by Gevo to terminate his or her engagement, or (iii) engage, invest or participate in any business that is similar to those which Gevo has created, has under development or are the subject of active planning from time to time during your engagement with Gevo; provided, however, that you may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of Gevo so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class of outstanding securities of such corporations.

You agree that during your tenure on the Board, in the event a conflict of interest arises based upon your employment, engagement or participation with any other firm or entity, you will promptly disclose such conflict to the Board in writing. You represent that presently no such conflict of interest exists.

This letter may not be modified or amended except by a specific written agreement, signed by you and an authorized signatory of Gevo. This letter supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied between you and Gevo.

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